Exhibit 99.1

STORE Capital Announces January Rent Collections of 91%

SCOTTSDALE, Ariz., January 21, 2021 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced January rent collections.

As of January 20, 2021, STORE Capital had received rent payments representing 91% of contractual base rent and interest for the month of January.

“We are encouraged to see the positive momentum in rent collections continue at the start of 2021,” said Christopher Volk, STORE Capital’s Chief Executive Officer. “With virtually all our properties continuing to be operational, we and our tenants believe that vaccination activity will contribute to further business climate improvements in the months ahead.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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